Exhibit 99.1
For further information contact:
Joe Passarello
Phone: 510-668-2200
Email: jpassarello@thermawave.com
Therma-Wave Announces Agreement for $10.4 Million
Private Placement Financing
FREMONT, California – November 21, 2005 – Therma-Wave, Inc. (NASDAQ: TWAV), a leading provider of process control and metrology systems used in the manufacture of semiconductors, today announced that it has entered into definitive agreements with two of its largest institutional shareholders for the private sale of $10.4 million of convertible preferred stock and warrants to purchase common stock. Therma-Wave expects to close the transaction on or prior to November 23, 2005, subject to customary conditions. Therma-Wave intends to use the proceeds from this transaction for general corporate purposes.
Under the terms of the financing, Therma-Wave will issue an aggregate of 10,400 shares of Series B Convertible Preferred Stock at a purchase price of $1,000 per share, and warrants to purchase 1.56 million shares of common stock. The Series B Convertible Preferred Stock will be paid cash dividends quarterly at a rate of 6% per annum and will be convertible into common stock at a conversion price of $1.55 per share. The warrants will expire in 2010 and are exercisable at a per share price of $1.55. Holders of the Series B Convertible Preferred Stock will have certain rights including the right to name two additional members to the Therma-Wave Board of Directors, certain anti-dilution provisions, and certain other rights and provisions to which Therma-Wave will be subject. The holders of the Series B Convertible Preferred Stock have agreed that for the lesser of a period of two years or for as long as the Preferred Stock is outstanding, they will not engage in any short sale transactions in Therma-Wave stock. The purchasers of the Series B Convertible Preferred Stock are North Run Capital, LP and Deephaven Capital Management LLC. Needham & Company, LLC acted as placement agent for this Series B Convertible Preferred Stock financing.
“We are pleased to receive this vote of confidence from two of our largest shareholders. With the proceeds of this financing, we will continue to advance our leading edge metrology products and technology to the benefit of our customers worldwide,” said Boris Lipkin, President and CEO of Therma-Wave, Inc. “We look forward to working with the new members of our Board of Directors to maximize shareholder value for all of our shareholders,” added Papken Der Torossian, Therma-Wave’s Chairman.
The shares being sold have not been registered under the Securities Act of 1933, or any state securities laws, and will be sold in a private transaction under Regulation D. Unless the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. Therma-Wave is required to register the securities for resale on a registration statement to be filed with the Securities Exchange Commission within 60 days of the closing of the transaction.
About Therma-Wave, Inc.
Since 1982, Therma-Wave, Inc., has been revolutionizing process control metrology systems through innovative proprietary products and technologies. The Company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimensions and profile of IC features; and for the monitoring of ion implantation. For further information about Therma-Wave, Inc., access the Company’s web site at: www.thermawave.com.
Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements regarding the expected closing of the financing and the intended use of proceeds. Factors that could cause actual results to differ materially from the forward-looking statements include our future working capital requirements, the cyclicality of our business, the loss of one or more large customers, including the delay or cancellation of a significant order, our ability to protect our intellectual property, our ability to successfully compete against larger companies, our ability to access additional capital in the future, our ability to develop new and advanced products in the future, our ability to attract and retain key personnel, our ability to receive supplies from single source suppliers, possible disruptions to our business and the impact on remaining employees of the restructuring activities, disruptions at our manufacturing facility and general political, economic and stock market conditions and events, both domestically and internationally. These factors and others are described in more detail in our public reports filed with the Securities and Exchange Commission, such as those discussed in the “Factors Affecting Future Results” section of our Annual Report on Form 10-K for the fiscal year ended April 3, 2005, all quarterly reports on Form 10-Q for the following fiscal quarters, all subsequent current reports on Form 8-K and all of our prior press releases. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.
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